EXHIBIT 10.1

            EMPLOYMENT, NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

          AGREEMENT entered into this 19th day of August, 2004 (the "Execution Date") by and between Comverse Technology, Inc., a New York corporation (the "Company") and David Kreinberg ("Executive").

          WHEREAS, Executive is employed by the Company and the parties desire to continue Executive's employment upon the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of Executive's employment by the Company, the compensation received by Executive from time to time hereunder, and the mutual promises and covenants contained herein, the parties agree as follows:

1. Duties and Term.

         (a) Subject to the terms of this Agreement, the Company hereby agrees to continue to employ Executive, and Executive agrees to continue to be employed, in the position of Executive Vice President and Chief Financial Officer of the Company (the Executive Vice President title is not a condition of employment and its change or removal by the Company shall not constitute a breach of this Agreement). Executive shall, to the best of his ability, devote his full time and best efforts to the performance of his duties hereunder and the business and affairs of the Company in accordance with the instructions and directions of the Board of Directors of the Company (the "Board") and the Chief Executive Officer of the Company in all matters and, in doing so, shall duly and faithfully perform and observe any and all rules and policies which the Company may now or shall hereafter establish governing the conduct of its business; provided, however, that Executive may (i) serve on civic or charitable boards or committees; and (ii) with the approval of the Chief Executive Officer of the Company, serve on corporate boards or committees.

         (b) Subject to the terms of this Agreement, the term of this Agreement shall be for the period set forth in Section 1 of Exhibit A, attached hereto and incorporated herein. The initial term (and any subsequent term) shall automatically extend for an additional one (1) year term, unless notice of termination as of the end of the then-current term is provided by either Executive or the Company, in either case at least one hundred eighty (180) days prior to the end of the then-current term (the initial and any subsequent term is referred to herein as the "Employment Term"). Notwithstanding the foregoing, Executive or the Company may terminate Executive's employment at any time with or without Cause (as defined in Section 3(d) of the Agreement), subject to the severance obligations described in Sections 3 and 4 of the Agreement. The Company or the Executive (as the case may be) must provide the other with at least one-hundred and eighty (180) days advance written notice of termination; provided that, such notice is not required from the Company if it is terminating Executive's employment for Cause; and further provided that, if Executive's employment is terminated by the Company without Cause, the Company shall have a discretionary right, but not an obligation, to waive all or any part of its notice obligation by paying Executive his Base Salary and pro-rated Annual Bonus (as defined in Section 2 of Exhibit A) for the notice period waived.

2. Compensation. In consideration of the services to be performed under this Agreement, Executive shall receive Base Salary and bonus payments, as specifically set forth in Section 2 of Exhibit A, all of which are subject to withholding and other applicable taxes and paid in accordance with the Company's standard payroll practices. In addition, Executive is eligible to receive various other compensation payments, as well as participation in the Company's employee benefit plans, as specifically set forth in Section 2 of Exhibit A.

3. Payments and Benefits Upon Termination.


         (a) Payment of Accrued Obligations. Except as specifically set forth herein, upon termination of Executive's employment for any reason, Executive shall receive (i) payment of Executive's Base Salary, as then in effect, through the date of termination of employment (the "Termination Date"), and (ii) all accrued but unpaid vacation time and expense reimbursements properly incurred and submitted for reimbursement not later than the 30th day following the Termination Date. Except in the event of termination for Cause as specifically set forth herein in Section 3(d)(iii) and 3(d)(iv), Executive shall receive a payment equal to $22,000 times the number of years from and including 1994 (the first year of Executive's employment with the Company), the amount of which increases at the rate of 10% per annum compounded for each completed year of employment following January 31, 2004 (the "Deferred Amount"). Said amount shall be paid no later than fifteen (15) days following the Termination Date and shall be pro-rated as to the final year of employment if termination occurs prior to year end. For example, if Executive's employment were to have terminated effective: (a) January 31, 2004, the payment would be $220,000; (b) July 31, 2004, the payment would be $231,000; and January 31, 2005 the payment would be $266,200. (subsections (i), (ii) and (iii) collectively, the "Accrued Obligations"). Executive shall not be entitled to any other compensation or benefits from the Company, except to the extent provided under any applicable stock option, restricted stock or other similar agreement(s), or as may be required by law (for example, under COBRA (as defined below)).


         (b) Termination by Company other than for Cause or by Executive for Good Reason. If Executive's employment with the Company is terminated by the Company for any reason other than Cause or by Executive for Good Reason, and other than due to Executive's death or Disability, Executive shall be entitled to payment of the Accrued Obligations, and, in exchange for a release of all claims executed by Executive in a form provided by the Company, Executive shall receive: (i) a lump-sum payment equal to the amount set forth in Section 3 of Exhibit A; (ii) coverage under the Company's Director & Officer liability insurance policy to the same extent as the higher of the coverage maintained:
(a) for its then current Directors and Officers, (b) as of the date of termination, or (c) as of the date of a Change in Control prior to termination, for a period of five (5) years following the Termination Date (the "Extended D&O Coverage"); (iii) continued entitlement to, and payment of, his Executive Allowances (as defined in Exhibit A hereto) for a period of eighteen (18) months following the Termination Date; and (iv) payment by the Company of the group medical, dental and vision continuation coverage premiums under the Company's group health plans, for Executive and Executive's eligible dependents, under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended ("COBRA") until the earlier of (A) the date Executive first becomes eligible for coverage under a subsequent employer's group health plan, (B) the date such coverage terminates under applicable law or (C) eighteen (18) months after the Termination Date (the "COBRA Benefit").

         (c) Termination due to Death or Disability. If Executive's employment with the Company is terminated due to Executive's death or Disability, then Executive (or his estate) will be entitled to: (i) the Accrued Obligations; (ii) the prorated amount of the Annual Bonus through the date of termination for the then current fiscal year; (iii) the Extended D&O Coverage; (iv) continued entitlement to, and payment of, his Executive Allowances for a period of eighteen (18) months following the Termination Date; (iv) all of Executive's stock options, restricted stock and other similar rights in the Company shall become fully vested on the Termination Date; and (v) the COBRA Benefit.

         (d) Cause. For purposes of this Agreement, "Cause" shall mean that Executive shall (i) chronically or willfully refuse to carry out his duties and responsibilities as provided for in this Agreement, for more than 10 days after a written demand that Executive carry out said duties and responsibilities is delivered to Executive by the Board of Directors, (ii) willfully refuse to implement any lawful direction of the Company's Chief Executive Officer or Board of Directors for more than 10 days after a written demand that Executive implement said direction is delivered to Executive by the Board of Directors,
(iii) commit a fraudulent, dishonest or grossly negligent act resulting in material harm to the Company as determined by a civil judgment with respect to which all appeals have been exhausted and/or the time for appeal has lapsed or
(iv) conviction of any act that constitutes a felony under applicable law. Any determination of Cause with regard to 3(d)(i) and 3(d)(ii) will be made by the Board, in its sole discretion, voting on such determination.

         (e) Disability. For purposes of this Agreement, "Disability" means the inability of Executive, with or without reasonable accommodation, to properly perform his duties under this Agreement by reason of any physical or mental incapacity, in either case for a period of more than one hundred eighty (180) consecutive days, or two hundred ten (210) days in the aggregate in any twelve
(12) month period. Any dispute between Executive and the Company as to the existence of a Disability shall be resolved by a qualified independent physician selected by the Company and approved by the Executive, such approval not to be unreasonably withheld.

         (f) Good Reason. For purposes of this Agreement, "Good Reason" means:
(i) a change in the principal location at which Executive primarily performs his services to the Company to a new location that is more than fifty (50) miles from the location at which Executive primarily performed his services to the Company immediately prior to such change, without Executive's prior written consent; (ii) without Executive's consent, a significant reduction of Executive's duties, position, reporting status, or responsibilities relative to Executive's duties, position, reporting status, or responsibilities as Chief Financial Officer in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities or reporting status as Chief Financial Officer, unless Executive is provided with comparable duties, position, responsibilities and reporting status, and, in the event of a Change in Control, Executive is not the Chief Financial Officer of the acquiring company; (iii) a reduction in Executive's compensation or other benefits provided herein (not including reductions resulting from declines in the dollar amount of bonus received, or the amount or valuation of equity interests or stock options granted, or company-wide reductions in any company-wide benefit);
(iv) a material breach of the Agreement by the Company that has not been cured within 30 days after written notice thereof by Executive to the Company; or (v) failure by the Company to obtain the assumption of the Agreement by any successor to the Company.

4. Change in Control. Notwithstanding any provision to the contrary under the Agreement, in the event of a Change in Control, the following provisions shall apply:

         (a) Termination by Company other than for Cause or by Executive for Good Reason On or Before the Second Anniversary of a Change in Control. If Executive's employment with the Company is terminated by the Company for any reason other than Cause or by Executive for Good Reason (with Paragraph 3(f)(ii) effective as Good Reason only after the First Anniversary of a Change in Control), and other than due to Executive's death or Disability, within three months before or at any time after the closing date but on or before the second anniversary of a Change in Control, then, in lieu of any payments that may be due to Executive under Section 3(b) of this Agreement (to the extent applicable), Executive will be entitled to: (i) the Accrued Obligations; (ii) a lump-sum payment equal to the amounts set forth in Section 4 of Exhibit A; (iii) the Extended D&O Coverage; (iv) continued entitlement to, and payment of, his Executive Allowances for a period of eighteen (18) months following the Termination Date; (v) the COBRA Benefit, and (vi) immediate full vesting on the Termination Date of all of Executive's stock options, restricted stock and other similar rights in the Company.

         (b) Gross Up Payment.

                  (i) Notwithstanding any provision to the contrary under the Agreement, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement or otherwise, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), Executive shall be paid an additional amount (the "Gross-Up Payment") to cover any excise tax imposed under Section 4999 of the Code, and any federal, state and local income and employment tax and excise tax imposed upon the Gross-Up Payment. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence (or if greater, the highest rate for any U.S. state and locality in which Executive is required to file a nonresident income tax return with respect to the payments contemplated hereunder) on the Termination Date, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

                  (ii) All determinations to be made under this Section 4(b) shall be made by the Company's independent public accountant (the "Accounting Firm"), which firm shall provide its determination and any supporting calculations both to the Company and to Executive within thirty (30) days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Within five (5) days after the Accounting Firm's determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Executive such amounts as are then due to Executive under this Agreement.

                  (iii) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than thirty (30) business days after Executive knows of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company does not notify the Executive in writing prior to the expiration of such period that it desires to contest such claim, then the Company shall make the Gross-Up Payment together with any excise tax, income tax or employment tax, including interest and penalties with respect thereto, and Gross-Up thereon. If the Company notifies Executive in writing prior the expiration of such period that it desires to contest such claim, Executive shall:

                         (A) give the Company any information reasonably
                    requested by the Company relating to such claim;

                         (B) take such action in connection with contesting such
                    claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

                         (C) cooperate with the Company in good faith in order
                    to effectively contest such claim; and

                         (D) permit the Company to participate in any
                    proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any excise tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(b), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any excise tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4(b), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 4(b)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 4(b), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (v) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 4(b) shall be borne solely by the Company.

         (c) Change in Control Definition. For purposes of this Agreement, a "Change in Control" shall occur upon: (i) any person, entity or affiliated group becoming the beneficial owner or owners of more than 50% of the outstanding equity securities of the Company, or otherwise becoming entitled to vote more than 50% of the voting power of the Company; (ii) a consolidation or merger (in one transaction or a series of related transactions) of the Company pursuant to which the holders of the Company's equity securities immediately prior to such transaction or series of related transactions would not be the holders immediately after such transaction or series of related transactions of more than 50% of the voting power of the entity surviving such transaction or series of related transactions; (iii) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iv) a change in the composition of the Board occurring within a two (2) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" will mean directors who either (A) are members of the Board as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Board at the time of such election or nomination.

5.       Confidential Information.

         (a) Executive expressly acknowledges that he has received and will continue to receive Confidential Information pertaining to the products, services, operations and/or business affairs of the Company. For the purposes of this Agreement, "Confidential Information" shall include, but not be limited to, information concerning or related to the Company's financial matters, business methods and practices, the Company's proprietary computer software, firmware, hardware, documentation, scientific, technical, economic, or engineering information including patterns, plans, compilations, program devices, formulae, designs, prototypes, methods, techniques, processes, procedures, programs or codes, whether tangible or intangible, and whether or how stored, compiled, or memorialized physically, electronically, graphically or photographically (including, without limiting the generality of the foregoing, any such items created, developed, produced or made known to Executive during the period of or arising out of Executive's employment with the Company), the Company's suppliers, customers and potential customers, confidential information disclosed to the Company by a third party on a confidential basis, and the Company's sales and marketing plans, as well as any information in addition to the foregoing which is not generally known to the public. Confidential Information shall also mean any and all information received by the Company from customers of the Company or other third parties subject to an expectation of confidentiality. In the event that Executive is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then such Executive will notify the Company promptly (and in writing, as prescribed in Section 5(f) below) of the request or requirement so that Company may take appropriate action. If, in the absence of a protective order or the receipt of a waiver from the Company hereunder, Executive is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Executive may disclose such Confidential Information to the tribunal; provided, however, that Executive shall use his reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such Confidential Information.

         (b) In recognition of the fact that such Confidential Information contains valuable trade secrets of the Company, Executive agrees that he shall not, during the term of Executive's employment with the Company, or at any time thereafter, use or disclose to any third party any such Confidential Information for any reason or purpose whatsoever without the express written consent of the Company. Executive understands that, pursuant to the Economic Espionage Act and other applicable law, violation of this Section 5(b) could result in a fine, imprisonment, financial liability and other sanctions.

         (c) Executive hereby assigns to the Company any and all rights, title and interest that Executive now has in the Company's Confidential Information and agrees to assign to the Company any and all rights, title and interest that Executive may hereafter acquire in the Company's Confidential Information. Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contact lists, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information, and equipment furnished to, or prepared, edited, or augmented by, Executive in the course of or incident to his employment with the Company, including, without limitation, records and any other materials pertaining to Inventions, belong to the Company and shall be promptly returned to the Company upon termination of employment. Following termination, Executive will not retain any written or other tangible or electronic material containing any Confidential Information.

         (d) Upon termination of his employment with the Company for whatever reason, Executive will promptly surrender to the Company all copies, in whatever form, of the Company's Confidential Information in Executive's possession or control, and Executive will not remove or transmit by any means from the Company or take with him any of the Company's Confidential Information that is embodied in any tangible medium of expression.

         (e) If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5 of this Agreement, the Company shall have the right and remedy to have the provisions of this Agreement specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

         (f) Executive agrees, with respect to the terms and conditions set forth in this Agreement, not to disclose or cause to be disclosed, directly or indirectly, to any person the existence of or terms of this Agreement. As an exception to this provision, it is understood that Executive may disclose information as required by the United States Securities and Exchange Commission or other regulatory agency, and to his legal counsel, tax preparer and members of his immediate family, providing those persons are instructed to comply with non-disclosure terms of this Agreement. Additionally, should Executive be required by law, legal process or subpoena to provide information related either to his or anyone else's employment at the Company related to this Agreement, Executive shall, in advance of providing any response to such law, legal process or subpoena, and to the extent reasonably practicable, provide written notice by certified mail to Paul L. Robinson, Esq., General Counsel and Assistant Secretary of the Company, at the Company address set forth in Section 13 of this Agreement, of such law, legal process or subpoena, such that the Company may seek to assert its rights and interests in connection therewith.

 6. Confidentiality of Previous Employers/Clients. Executive represents that his performance hereunder does not and will not breach any agreement to keep in confidence any proprietary information acquired by Executive in confidence or in trust of a present or former employer or client. Executive also understands that at no time during his employment with the Company is Executive to breach any obligation of confidentiality that Executive has to present or former employers or clients, and Executive agrees to fulfill all such obligations during his employment with the Company. Executive agrees that he shall not disclose to the Company any proprietary information of a third party without written permission from the third party. Executive understands that, pursuant to the Economic Espionage Act and other applicable law, violation of this section could result in a fine, imprisonment, financial liability and other sanctions.

7. Disclosure of Inventions.

         (a) For the purposes of this Agreement, "Inventions" shall have the same meaning as set forth in 35 U.S.C. Sections 100 and 101, and may include without limitation, any of the following as applicable: all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer programs, strategies, specific computer-related or telecommunications-related know-how and data.

         (b) During Executive's employment by the Company and for a period of twenty-four (24) months thereafter, Executive will promptly and fully disclose to the Company (and to any persons designated by it) any and all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, which result from or relate to tasks assigned by the Company to Executive, or which result from or relate to tasks, projects or products being conducted or made within the Company about which Executive has obtained substantial knowledge during his employment with the Company.

8. Ownership Rights and Assignment of Inventions.

         (a) Executive and the Company hereby agree that, to the extent the United States copyright laws or the laws of any jurisdiction bound to recognize rights of copyright, author's rights or any similar other rights so permit, all services rendered by Executive hereunder, and the work product resulting from same, are and shall be deemed to be performed by Executive as work for hire or works made for hire for the Company, and are and shall be the sole and exclusive property of the Company. To the extent such laws or any rule of law does not so permit, then Executive expressly agrees to assign to the Company any and all rights, title and interest which Executive has or hereafter acquires in such services and work product, including without limitation, any and all rights to copyrights, trademarks and trade secrets thereto.

         (b) Executive agrees that all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, during the following time periods: (i) during Executive's employment by the Company; and (ii) for a period of twenty-four (24) months thereafter, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patent applications and all patents issued in connection therewith, provided however, that such Inventions in any way result from or relate to tasks assigned to the Executive during his employment at the Company, or which result from or relate to tasks, projects or products being conducted or made within the Company about which Executive obtained substantial knowledge during his employment at the Company. Executive hereby assigns to the Company any and all rights, title and interest that Executive has in such Inventions, and agrees to assign to the Company any and all rights, title and interest which Executive may hereafter acquire in such Inventions.

         (c) With respect to all such Inventions described in Section 7(b) and
Section 8(b) of this Agreement, Executive further agrees to assist the Company in every proper way (but at the Company's expense) to apply for, prosecute, obtain, defend and enforce patents, and other proprietary rights and protections relating to said Inventions in any and all countries, including but not limited to, as the Company may elect: (i) taking all lawful oaths and doing all lawful acts, including giving testimony; and (ii) executing all documents, including, but not limited to, all applications, powers, assignments and other papers deemed by the Company or persons designated by it to be necessary or advisable.

         (d) Executive's obligations as set forth in Section 7(b) and Section 8(c) of this Agreement shall continue beyond the termination of his employment by the Company, but the Company shall compensate Executive at a reasonable rate after Executive's termination for time actually spent by Executive on such assistance. In the event the Company is unable, after reasonable effort, to secure Executive's signature on any document or documents needed to apply for, prosecute, obtain, defend or enforce any patent, copyright, trademark, trade secret, or other proprietary right or protection relating to an Invention described in Sections 7 and 8 of this Agreement, whether because of Executive's physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent coupled with an interest and attorney-in-fact, to act for and in Executive's behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the Company's rights hereunder with the same legal force and effect as if executed by Executive.

9. Previous Inventions. Executive has identified in Schedule A attached hereto all Inventions generated or conceived or reduced to practice or learned by Executive, either alone or jointly with others, prior to his employment by the Company, which Executive desires to remove from the operation of this Agreement. Executive represents and warrants that such list is complete. If there is no such information listed, Executive represents that he made no such Inventions at the time of signing this Agreement.

10.      Restrictive Covenant.

         (a) For and in consideration of the compensation to be paid by the Company pursuant to the terms hereof, and in recognition of the fact that Executive performs integral and essential services to the Company, and that Executive will receive and have access to Confidential Information and other valuable rights and assets of the Company, Executive covenants and agrees that he will not, at any time during his employment with the Company, and for a period of eighteen (18) months thereafter (which will be extended by the duration of any period of time which a court of competent jurisdiction determines, whether on a preliminary or final basis, that a breach has actually or likely occurred), directly or indirectly, as an employee, employer, consultant, agent, principal, partner, manager, stockholder, officer, director, or in any other individual or representative capacity engage or participate in any business or in any activity related to the development, sale, production, manufacturing, marketing or distribution of products or services which are in competition with products or services which the Company or any of its subsidiaries produces, sells, manufactures, markets, distributes or has interest in, in any state or foreign country in which the Company or any of its subsidiaries then conducts business or reasonably has plans to conduct business. Executive agrees to place all subsequent employers on notice of the terms and conditions stated in this Section 10. Executive further agrees that during his employment by the Company and for a period of twenty-four (24) months thereafter (which will be extended by the duration of any period of time which a court of competent jurisdiction determines, whether on a preliminary or final basis, that a breach has actually or likely occurred), Executive shall not, directly or indirectly, induce, attempt to induce, or aid others in inducing, any then-current employee of the Company or anyone who was employed or otherwise engaged by the Company at any time during the twelve (12) months preceding such inducement to accept employment or affiliation with another person or entity engaging in such business or activity of which Executive is an employee, owner, partner or consultant. Executive shall not for a period of twenty-four (24) months after the termination of Executive's employment with the Company (which will be extended by the duration of any period of time which a court of competent jurisdiction determines, whether on a preliminary or final basis, that a breach has actually or likely occurred) solicit any Customer to do business with any person or entity (other than the Company) that is competing with the Company's products or to reduce or end its relationship with the Company. For purposes of this paragraph, Customer shall mean any person or entity that provided consideration to the Company in exchange for products or services, and any person or entity to which the Company has met with regarding a business relationship, in the twelve (12) month period immediately preceding the termination of Executive's employment with the Company.

         (b) The Company and Executive agree that the duration and geographic scope of the restrictions set forth in this Section 10 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and Executive hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and Executive intend that this provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

         (c) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent Executive from being an investor in securities of a competitor listed on a national securities exchange or actively traded over-the-counter so long as such investments are in amounts not significant as compared to his total investments and not more than one percent (1%) of the outstanding securities of the issuer of the same class or issue of the specific securities involved.

11. Damages - Injunctive Relief. Executive acknowledges that his services to the Company are of a unique character, which gives them a special value to the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, in addition to any other remedy which the Company may have at law or in equity, including the right to withhold any payment of compensation under Section 2 of this Agreement, the Company shall be entitled to temporary and/or permanent injunctions, without posting bond, in order to prevent or restrain any such breach by Executive or by Executive's partners, agents, representatives, servants, employers and employees. Said remedies shall be in addition to, and not in limitation of, any other rights or remedies to which the Company is or may be entitled at law, in equity, or under this Agreement.

12. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. In the event that the Company shall be merged with, or consolidated into, any other corporation or entity, or in the event that the Company shall sell or transfer substantially all of its assets to another corporation or entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, such corporation or entity.

13. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

IF TO THE COMPANY:
                         Comverse Technology, Inc.
                         170 Crossways Park Drive
                         Woodbury, New York 11797
                         Attn: Kobi Alexander, Chief Executive Officer

WITH A COPY TO:
                         Comverse Technology, Inc.
                         170 Crossways Park Drive
                         Woodbury, New York 11797
                         Attn: Paul L. Robinson, Esq., General Counsel and
                               Assistant Secretary

IF TO EXECUTIVE:         To his home address, as may be listed in his
                         personnel file with the Company from time to time.


14. Applicable Law; Jurisdiction and Venue. This Agreement has been made in and shall be governed by the laws of the State of New York, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of New York, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to the terms and conditions of this Agreement, or to its breach, shall be commenced in New York in a court of competent jurisdiction. Both parties further acknowledge that venue shall exclusively lie in New York and that material witnesses and documents would be located in New York. Both parties further agree that any action, demand, claim or counterclaim shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

15. Severability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16. Waiver. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

17. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

18. Survival. The provisions of Sections 5, 7, 8, 10 and 11 herein shall survive the termination of this Agreement.

19. Amendments and Prior Agreements. This Agreement supercedes and extinguishes, in full, any prior written, oral or other agreement between the Company and Executive regarding the subject matter hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge hereof be affected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought.

20. Right to Counsel. Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

21. Construction. This Agreement shall be construed in accordance with its plain meaning, without regard to any inference or rule of construction arising from the fact that it may have been drafted by or on behalf of not all the parties hereto.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

        EXECUTIVE                              COMVERSE TECHNOLOGY, INC.


        /s/ David Kreinberg                    By: /s/ Kobi Alexander
        ---------------------------            ---------------------------------
        David Kreinberg                        Name: Kobi Alexander
                                               Title:   Chief Executive Officer


Agreed and approved by the
Comverse Technology, Inc.
Compensation Committee:

By: /s/ Sam Oolie
    ------------------------
    Sam Oolie

By: /s/ John Friedman
    ------------------------
    John Friedman

By: /s/ Ron Hiram
    ------------------------
    Ron Hiram

EXHIBIT A

                 ADDITIONAL EMPLOYMENT TERMS FOR DAVID KREINBERG
                 -----------------------------------------------

1.       Employment Term
         ---------------

         Commencing on February 1, 2004 and continuing through January 31, 2007.

2.       Compensation
         ------------

         (a) Base Salary. The Company will pay Executive as compensation for Executive's services hereunder a base salary at the annualized rate of $325,000 through January 31, 2005, such amount to be reviewed thereafter annually at the start of each Fiscal Year by the Board in its sole discretion (annual compensation, as it may be adjusted, is referred to herein as "Base Salary").

         (b) Annual Bonus. For each fiscal year of the Company ("Fiscal Year") during the Employment Term, Executive will be eligible to receive an on-target annual bonus of seventy-seven percent (77%) of Executive's then current Base Salary (the "Annual Bonus"). The bonus payment shall be determined in accordance with a formula to be established by the Compensation Committee in its sole discretion within 90 days of the commencement of each applicable Fiscal Year. The extent to which a bonus payment shall be due to Executive shall be determined, upon fulfillment of the formula criteria established by the Compensation Committee for such Fiscal Year, at the close of each applicable Fiscal Year.

         The Annual Bonus shall be paid to Executive within two (2) weeks of the filing of the Company's annual financial statements on Form 10-K for each Fiscal Year.

         (c) Long-Term Incentive Payment. Executive shall be eligible to receive annual grants of stock options and/or restricted stock in amounts commensurate with his position at the Company, with the amount and the terms and conditions of any such grant(s) to be determined by the Company's Compensation Committee in its sole discretion.

         (d) Vacation; Employee Benefits. During the Employment Term, Executive shall be entitled to thirty (30) vacation days per year, with unused vacation days carried forward to the next year. Executive will be entitled to participate in the Company's employee benefit plans or programs currently and/or hereafter maintained by the Company that may become available generally to other senior executives of the Company, as such plans or programs may be in effect from time to time, including, but not limited to, the Company's Employee Stock Purchase Plans, life insurance policy arrangements, group health, dental and vision plans, and Director & Officer liability insurance. The Company shall reimburse Executive for health club enrollment and monthly fees, if any. Notwithstanding any provision in this Agreement to the contrary, except for Director & Officer liability insurance which the Company shall, as provided herein, maintain at least through the period of Executive's Extended D&O Coverage (to the extent applicable hereunder), the Company shall not be required to offer or maintain any other employee benefit plans or programs. In addition to the Company's standard life insurance policy arrangements, the Company shall provide Executive life insurance coverage under (i) the two million dollar AICPA Policy Group Variable Universal Life Insurance Policy, (ii) the ten million dollar Split Dollar Agreement dated October 21, 2000, between the Kreinberg 2000 Family Trust and the Company (the "Split Dollar Agreement"), and (iii) a five million dollar term and/or universal life insurance policy.

         (e) Reimbursement of Expenses. The Company will reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company's business and timely submitted in accordance with the Company's policies with respect thereto as in effect from time to time.

         (f) Automobile, Legal, Tax and Financial Allowances. During the Employment Term, Executive shall be entitled to reimbursement against invoices submitted to the Company relating to (i) an automobile allowance of up to $1,000 per month plus the cost of automobile insurance, gas, tolls, parking and other miscellaneous automotive expenses (the "Automobile Allowance"), and (ii) expenses paid against invoices for of up to $20,000 per Fiscal Year for legal, tax and financial assistance and advice for Executive's benefit (the "LT&F Allowance," and together with the Automobile Allowance, the "Executive Allowances"). Executive shall not be entitled to carry over any unused portion of his Executive Allowances from one Fiscal Year to the next Fiscal Year.

3. Payments and Benefits Upon Termination.
   --------------------------------------

          The payment described in Section 3(b)(i) of the Agreement equals (i) Executive's Base Salary, as then in effect, plus (ii) the Annual Bonus for the then-current Fiscal Year, plus (iii) the Annual Bonus for the then current Fiscal Year, prorated for the number of days of the then current Fiscal Year that Executive worked prior to the Termination Date.

4. Change in Control.
   -----------------

         The payment described in Section 4(a)(ii) of the Agreement equals (i) three (3) times Executive's Base Salary, as then in effect, plus (ii) three (3) times the Annual Bonus for the then-current Fiscal Year, plus (iii) the Annual Bonus for the then current Fiscal Year, prorated for the number of days of the then current Fiscal Year that Executive worked prior to the Termination Date.

                                   SCHEDULE A
                                   ----------

                                PRIOR INVENTIONS